Exhibit 5


                      [SILVER, FREEDMAN & TAFF LETTERHEAD]



                                  March 5, 1998


Board of Trustees
The Hudson City Savings Institution
1 Hudson City Centre
Hudson, New York 12534

     Re: The Offering of up to 15,525,000 Shares of Hudson River Bancorp, Inc. Common Stock
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Gentlemen:

         You have requested our opinion concerning certain matters of Delaware law in connection with the conversion of The Hudson City Savings Institution (the "Bank"), a New York chartered savings bank, from the mutual form of ownership to the stock form of ownership (the "Conversion"), and the related subscription offering, community offering and syndicated community offering (the "Offerings") by Hudson River Bancorp, Inc., a Delaware corporation (the "Company"), of up to 15,525,000 shares of its common stock, par value $.01 per share, ("Common Stock"), 17,853,750 shares if the Estimated Valuation Range is increased up to 15% to reflect changes in market and financial conditions following commencement of the Offerings).

         In connection with your request for our opinion, you have provided to us and we have reviewed the Company's certificate of incorporation filed with the Delaware Secretary of State on March 5, 1998 (the "Certificate of Incorporation"); the Company's Bylaws; the Company's Registration Statement on Form S-1, as filed with the Securities and Exchange Commission initially on March 9, 1998 (the "Registration Statement"); resolutions of the Board of Directors of the Company (the "Board") concerning the organization of the Company, the Offerings and designation of a Pricing Committee of the Board, and the form of stock certificate approved by the Board to represent shares of Common Stock. We have also been furnished a certificate of the Delaware Secretary of State certifying the Company's good standing as a Delaware corporation. Capitalized terms used but not defined herein shall have the meaning given them in the Certificate of Incorporation.

Board of Trustees
The Hudson City Savings Institution
Page 2



         We understand that the Company will loan to the trust for the Bank's Employee Stock Ownership Plan (the "ESOP") the funds which the ESOP Trust will use to purchase shares of Common Stock for which the ESOP Trust subscribes pursuant to the Offerings and for purposes of rendering the opinion set forth in paragraph 2 below, we assume that:

          (a) the Board has duly authorized the loan to the ESOP Trust (the "Loan"); (b) the ESOP serves a valid corporate purpose; (c) the Loan will be made at an interest rate and on other terms that are fair to the Company; (d) the terms of the Loan will be set forth in customary and appropriate documents including, without limitation, a promissory note representing the indebtedness of the ESOP Trust to the Company as a result of the Loan; and (e) the closing for the Loan and for the sale of Common Stock to the ESOP Trust will be held after the closing for the sale of the other shares of Common Stock sold in the Offerings and the receipt by the Company of the proceeds thereof.

         Based upon and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

         1. The Company has been duly organized and is validly existing in good standing as a corporation under the laws of the State of Delaware.

         2. Upon the due adoption by the Pricing Committee of a resolution fixing the number of shares of Common stock to be sold in the Offerings, the Common Stock to be issued in the Offerings (including the shares to be issued to the ESOP Trust and the shares to be granted to a charitable foundation to be established by the Company in connection with the Conversion) will be duly authorized and, when such shares are sold and paid for in accordance with the terms set forth in the Prospectus and such resolution of the Pricing Committee, and certificates representing such shares in the form provided to us are duly and properly issued, will be validly issued, fully paid and nonassessable.

         This opinion is furnished solely for your benefit and may not be relied upon by any other person. We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1, Notice of the Application for Conversion, and the Form 86-AC and to the use of the name of our firm where it appears in the Registration Statement, Notice of the Application for Conversion, Form 86-AC and in the Prospectus.


                                          Very truly yours,


                                          /s/ SILVER  FREEDMAN AND TAFF, L.L.P.